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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM 8-A/A

               For Registration of Certain Classes of Securities
                           Under Section 12(b) or (g)
                     of the Securities Exchange Act of 1934


                        SODEXHO MARRIOTT SERVICES, INC.
             (Exact name of registrant as specified in its charter)

            Delaware                                    52-0936594
     ------------------------              ------------------------------------
     (State of incorporation)              (I.R.S. Employer Identification No.)

                                    1-12188
                             ---------------------
                             (Commission File No.)


             10400 Fernwood Road, Bethesda, Maryland       20817
             ----------------------------------------    ----------
             (Address of principal executive offices)    (Zip Code)

      Registrant's telephone number, including area code:  (301) 380-3100


       Securities to be registered pursuant to Section 12(b) of the Act:

                        Preferred Stock Purchase Rights
                        -------------------------------
                                (Title of class)

                            Chicago Stock Exchange
                            New York Stock Exchange
                            Pacific Stock Exchange
                          Philadelphia Stock Exchange
        ---------------------------------------------------------------
        (Name of each exchange on which each class is to be registered)


       Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
                                ----------------
                                (Title of class)
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ITEM 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     On March 27, 1998, Marriott International, Inc. ("Old Marriott"), which was renamed Sodexho Marriott Services, Inc. (the "Company" or "SMS") immediately following the Transactions (as defined below) on March 27, 1998, executed and delivered an Amendment No. 2 ("Amendment No. 2") to the Rights Agreement dated as of October 8, 1993, between the Company and The Bank of New York, as Rights Agent (the "Rights Agent"), as amended by Amendment No. 1 to Rights Agreement dated as of September 30, 1997 (as amended, the "Rights Agreement"). Amendment No. 2 was entered into as part of a series of transactions which the Company consummated on March 27, 1998, (the "Transactions") principally to ensure that the rights under the Rights Agreement would not become exercisable as a result of the Transactions. The Transactions are explained in detail in the Company's definitive proxy statement dated February 12, 1998 for a Special Meeting of Stockholders commenced on March 17, 1998 and adjourned to March 20, 1998, and are summarized in Item 1 of the Company's Report on Form 8-K filed on April 3, 1998. Amendment No. 2 is filed herewith as Exhibit 1 and is incorporated herein by reference.

     Among other things, Amendment No. 2 makes the following changes to the Rights Agreement: (i) revises and restates the definition of "Acquiring Person" in Section 1(a) of the Rights Agreement; (ii) revises and restates the definition of "Final Expiration Date" in Section 1(t) of the Rights Agreement;
(iii) revises and restates the definition of "Specified Directors" in Section 1(ii) of the Rights Agreement; (iv) replaces Section 3(a) of the Rights Agreement, relating to Distribution Date of the Rights under the Rights Agreement, with a new Section 3(a); and (v) replaces Section 11(a)(ii)(B) of the Rights Agreement, relating to certain adjustments in the Rights under certain circumstances, with a new Section 11(a)(ii)(B).

ITEM 2.   EXHIBITS.

1. Amendment No. 2 to Rights Agreement dated as of March 27, 1998 between the Company and the Bank of New York, as Rights Agent.

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                                   SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereto duly authorized.

                              SODEXHO MARRIOTT SERVICES, INC.


Date  May 28,1998                  By:  /s/ Robert A. Stern
     ------------                       -------------------
                                   Robert A. Stern
                                   Senior Vice President and
                                    General Counsel

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